Exhibit 99.1

ChineseInvestors.com Inc. (CIIX) Announces Sales Up 175% in Fiscal Year 2019

Organic growth in every segment of business; industrial hemp and CBD liquor product sales major drivers of growth

SAN GABRIEL, CA (September 3, 2019) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or “the Company”), a premier provider of financial news and education for the Chinese-speaking community, today provided an update on its financial results for the fiscal year ended May 31, 2019 and outlook for fiscal year 2020.

The Company reported a 175% year-over-year increase in revenue for FY 2019.

The Company reported overall revenue of $6.5 million, up from $2.4 million in FY 2018, largely attributed to a $3.8 million increase in sales revenue from industrial hemp and CBD liquor products, including new products introduced in China by the Company’s subsidiary, CBD Biotech, Inc.

Revenue Highlights:

● $4,189,935 in sales revenue from industrial hemp and CBD liquor products in FY 2019, up from $378,984 in FY 2018;

● $1,336,402 in investor relations revenues in FY 2019, up from $968,282 in FY 2018; and

● $865,457 in subscription revenues in FY 2019, up from $779,964 in FY 2018.

“We have seen significant growth in revenues this year, primarily attributable to the Company’s CBD consumer products line in Asia,” stated Mr. Warren Wang CEO of Chineseinvestors.com. “While we have been strategically focusing on industrial hemp and CBD sales, we are pleased with the progress we have seen in our legacy businesses, financial news, education subscriptions, and investor relations, where we are re-focused on organic growth. We expect to see the full result of these efforts in FY 2020.”

The results of the Company's operations through May 31, 2019 are set forth completely in the Company's Form 10-K annual report as filed with the SEC on August 27, 2019 and can be accessed at ChineseInvestors.com.

About ChineseInvestors.com

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis and educational-related services in Chinese language character sets (traditional and simplified); (b) advertising and public relations-related support services; and (c) sales of industrial hemp products and other health and wellness products.

For more information, visit the company’s website:

www.ChineseInvestors.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd., #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1-214-636-2548

PR@chinesefn.com

Corporate Communications:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

+212-418-1217 Office

Editor@NetworkNewsWire.com

SOURCE: ChineseInvestors.com, Inc.

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